Exhibit 99.1

BLUCORA ANNOUNCES CLOSING OF 4.25% CONVERTIBLE SENIOR NOTES OFFERING

BELLEVUE, Wash., March 15, 2013 - Blucora, Inc. (NASDAQ: BCOR) announced today the closing of its previously announced private offering of 4.25% Convertible Senior Notes due 2019 (the “Convertible Notes”). Blucora issued $201.25 million aggregate principal amount of Convertible Notes (which includes $26.25 million aggregate principal amount of notes issued pursuant to the initial purchasers’ exercise in full of their over-allotment option). The offering and sale of the Convertible Notes was made through a private placement under the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds from this offering were approximately $194.2 million, after deducting discounts to the initial purchasers and estimated offering expenses payable by Blucora. Blucora intends to use the net proceeds of the offering for working capital and general corporate purposes, including acquisitions.

The Convertible Notes are general unsecured senior obligations of Blucora. The Convertible Notes will bear interest at a fixed rate of 4.25% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2013. The Convertible Notes will mature on April 1, 2019, unless earlier purchased, redeemed, or converted in accordance with their terms.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Convertible Notes and the shares of Blucora common stock, if any, issuable upon conversion of the notes have not been and will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Contact

Stacy Ybarra, 425-709-8127

stacy.ybarra@blucora.com